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                                                                     Exhibit 5.1




                           [Letterhead of Venable LLP]



                                        July 19, 2004




CNL Hospitality Properties, Inc.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801

            Re:   Registration Statements on Form S-3

Ladies and Gentlemen:

            We have served as Maryland counsel to CNL Hospitality Properties, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of up to 40,250,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company (including up to 5,250,000 Shares which the Underwriters (as defined herein) have the option to purchase solely to cover over-allotments), pursuant to an underwriting agreement. The Shares are covered by the above-referenced Registration Statements and all amendments thereto (collectively, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act").

            In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

            1. The Registration Statement (Registration No. 333-115079), and the prospectus included therein, dated July 19, 2004, filed by the Company with the Commission under the 1933 Act;

            2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");



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CNL Hospitality Properties, Inc.
July 19, 2004
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            5. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

            6. Resolutions (the "Board Resolutions") adopted by the Board of Directors of the Company, relating to (i) the registration, sale and issuance of the Shares, (ii) the execution, delivery and performance by the Company of the Underwriting Agreement and (iii) the appointment of a Pricing Committee of the Board of Directors (the "Pricing Committee") and the delegation to such committee of the power to determine certain terms of the issuance of the Shares, certified as of the date hereof by an officer of the Company;

            7. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

            8. A certificate executed by an officer of the Company, dated as of the date hereof; and

            9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

            In expressing the opinion set forth below, we have assumed the following:

            1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

            2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

            3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

            4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been
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CNL Hospitality Properties, Inc.
July 19, 2004
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no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

            5. In accordance with the Board Resolutions, certain terms of the issuance of the Shares will be authorized and approved by the Pricing Committee prior to the issuance of any of the Shares (such authorization and approval referred to herein as the "Corporate Proceedings").

            6. The Shares will not be issued in violation of any restriction or limitation on transfer or ownership contained in the Charter.

            7. Upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

            8. The amendments to the Charter described in Proposal IV of the Company's Proxy Statement, dated June 21, 2004, will have been approved by the stockholders and have become effective under Maryland law prior to the issuance of any of the Shares.

            Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

            1. The Company is a corporation, duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

            2. Upon completion of the Corporate Proceedings, the Shares will have been duly authorized, and when and if issued and delivered by the Company against payment of the purchase price therefor in accordance with the Board Resolutions and the Corporate Proceedings, the Shares will be validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
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CNL Hospitality Properties, Inc.
July 19, 2004
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            This opinion is being furnished to you solely for submission to the
Commission as an exhibit to the Registration Statement.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                    Very truly yours,